UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2024

IMUNON, INC.

(Exact name of registrant as specified in its Charter)

Delaware	001-15911	52-1256615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

997 Lenox Drive, Suite 100, Lawrenceville, NJ	08648-2311
(Address of principal executive offices)	(Zip Code)

(609) 896-9100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	IMNN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 8, 2024, Imunon, Inc. (the “Company”) announced the appointment of Stacy R. Lindborg, Ph.D., as President and Chief Executive Officer of the Company, effective as of May 13, 2024.

Dr. Lindborg (age 53) has served on the Company’s Board of Directors since June 2021. Dr. Lindborg, a globally recognized biostatistician, has nearly 30 years of pharmaceutical and biotech industry experience with a particular focus on R&D, regulatory affairs, executive management and strategy development. She has worked with biologics, small molecules and cell therapies to address a range of diseases and disorders. She has extensive experience in early-stage development, having taken molecules from first-in-human studies into the clinic, through regulatory approval and commercial launch. Until May 9, 2024, Dr. Lindborg is co-Chief Executive Officer at Brainstorm Cell Therapeutics Inc. (Nasdaq: BCLI), which she joined in 2020. From 2012 to 2020, she held positions of increasing responsibility at Biogen, where she worked in biostatistics and biometrics and served as Vice President, Analytics and Data Science, building a world-class analytics and data sciences team that was responsible for global data as well as statistical and epidemiological support for R&D and marketed products. Prior to her time at Biogen, Dr. Lindborg had worked at Eli Lilly and Company (NYSE: LLY) since 1996, advancing through the organization to serve from 2010 to 2012 as Head of R&D Strategy with responsibility for characterizing the productivity of the portfolio and advancing key R&D strategy projects by connecting individual drug-development decisions to portfolio risk practices and driving fundamental R&D decisions to increase the number of drug launches. Dr. Lindborg received an M.A. and a Ph.D. in statistics from Baylor University. She has authored more than 50 abstracts, 200 presentations and 40 manuscripts that have been published in peer-reviewed journals. She has held numerous positions within the American Statistical Association and International Biometric Society and was elected Fellow in 2008.

There is no family relationship between Dr. Lindborg and any other director or executive officer of the Company. There are no transactions between the Company and Dr. Lindborg disclosable pursuant to Item 404(a) of Regulation S-K.

In connection with her appointment as President and Chief Executive Officer, on May 3, 2024, Dr. Lindborg entered into an employment agreement (the “Employment Agreement”) with the Company, with her employment to be effective as of May 13, 2024. Pursuant to the Employment Agreement, the Company will pay Dr. Lindborg an initial salary of $567,000 and a targeted annual performance bonus of 100% of her annual base salary. Dr. Lindborg will also receive (i) an option to purchase 112,500 shares of the Company’s common stock pursuant to the Company’s 2018 Stock Incentive Plan (the “Stock Plan”) and (ii) an additional option to purchase 112,500 shares of the Company’s common stock under the Stock Plan following the Company’s 2024 annual meeting of stockholders, subject to Dr. Lindborg remaining employed in good standing on such date. Both stock options will vest in equal fourths over four years, with the first 28,125 options vesting on the first anniversary of the date of grant and the remaining three-fourths vesting in equal parts on subsequent anniversaries of the grant date. Dr. Lindborg is also eligible to receive a sign-on bonus from the Company of $200,000, subject to certain conditions. Dr. Lindborg’s initial term of employment pursuant to the Employment Agreement is one year, to be extended automatically by an additional year at the end of such term and each subsequent one-year term absent three months’ prior written notice by Dr. Lindborg or the Company.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the full text of the Employment Agreement, a copy of which is attached to this Current Report on Form 8-K as exhibit 10.1.

Item 7.01	Regulation FD Disclosure

A copy of the Company’s press release announcing Dr. Lindborg’s appointment as President and Chief Executive Officer is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement, dated as of May 3, 2024, between Imunon, Inc. and Stacy Lindborg, Ph.D.
99.1	Press release dated May 8, 2024
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMUNON, INC.

Dated: May 8, 2024	By:	/s/ Jeffrey W. Church
Jeffrey W. Church
Executive Vice President, Chief Financial Officer and Corporate Secretary